State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 10/25/2023
FILED 02:00 PM 10/25/2023
SR 20233813414 - File Number 5172409

# STATE OF DELAWARE
# CERTIFICATE OF CORRECTION

TENON MEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

**DOES HEREBY CERTIFY**:

1. The name of the corporation is TENON MEDICAL, INC..
2. That a Certificate of Second Amended and restated Certificate of Incorporation of TENON MEDICAL, INC.
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on 04/10/2023
   and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)
   The added language was left out in error due to an administrative oversight.
4. Article IV of the Certificate is corrected to read as follows:
   See attached.

**IN WITNESS WHEREOF**, said corporation has caused this Certificate of Correction this 25 day of October, A.D. 2023.

By: /s/ Steven Foster
Authorized Officer
Name: Steven Foster
Print or Type
Title: President and CEO

Article IV of the Certificate is corrected to read as follows:

The total number of shares of stock that the Corporation shall have authority to issue is 150,000,000 consisting of 130,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.

The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. The Corporation may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, dividend rights (and whether dividends are cumulative) conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding and other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares as are permitted by law, all as may be stated in such resolution.